Diversified
Futures
Fund




December 31, 1996
Annual Report



                              [LOGO] DEAN WITTER

DEAN WITTER
Two World Trade Center
62nd Floor
New York, NY 10048
Telephone (212) 392-8899

DEAN WITTER DIVERSIFIED FUTURES FUND LIMITED PARTNERSHIP
ANNUAL REPORT
1996

Dear Limited Partner:

This marks the ninth annual report for the Dean Witter Diversified Futures Fund Limited Partnership (the "Fund"). The Fund began the year at a Net Asset Value per Unit of $936.41 and decreased by 2.7% to $911.49 on December 31, 1996. Please note, after the close of business on August 31, 1995, the Net Asset Value per Unit of the Fund was re-valued from $3,964.23 to $1,000. All investors in the Fund prior to August 31, 1995 have had their units increased in a corresponding amount to reflect this re-valuation. The Fund has increased by 261.4% since it began trading in April 1988 (a compound annualized return of 15.9%).

Losses were recorded during January primarily as a result of long positions in energy futures as gas and oil prices reversed lower after an upward move late in 1995. Smaller losses were recorded in agricultural futures. Trading gains experienced in currencies from short Japanese yen, German mark and Swiss franc positions offset a majority of these losses. Significant losses were recorded in February as a result of a series of sharp trend reversals in the value of the Japanese yen and major European currencies. Additional losses were recorded in the energy markets, as a result of inconsistent price movement, and in global interest rate futures as a result of a sharp reversal in the previous upward move. Small gains were recorded in March from newly established long positions in the energy markets as oil and gas futures prices finished the month higher.

Trading gains posted during April were recorded from short positions in the German mark and Swiss franc as the value of these currencies moved lower relative to the U.S. dollar. Smaller gains were recorded from trading in the agricultural and energy futures markets. Sharp trend reversals in a majority of the markets traded resulted in losses during May. The most significant losses were recorded in metals from long copper futures positions as prices moved dramatically lower on May 17 and 20. During June, global interest rate and stock index futures prices moved in a choppy pattern, resulting in losses for the Fund. Smaller losses were recorded in the agricultural markets. A portion of these losses was offset by gains from short copper futures positions as prices moved dramatically lower on news of significant losses in copper by Sumitomo Corporation.

During July, long German mark and Swiss franc positions profited from an upward move in the value of these currencies relative to the U.S. dollar. Additional gains were recorded during July from long global interest rate futures positions. Trend reversals and choppy movement in the currency markets resulted in losses for the Fund during August. Smaller losses were recorded from trading in agricultural commodities and metals. Gains from long energy futures positions offset a portion of these losses. A strong upward move in global interest rate futures prices during September resulted in gains for the Fund's long positions. Additional gains were recorded in the energy markets as oil and gas prices continued to trend higher.

Gains were recorded during October and November from long British pound positions as the value of the pound surged higher relative to the U.S. dollar. Additional gains were recorded as long global interest rate futures positions profited from a continued upward price trend. A small portion of these gains was offset by losses experienced during October in the energy markets, and during November as a result of choppy movement in agricultural futures prices. Losses were recorded during December as a result of sudden and dramatic reversal in global interest rate futures prices early in the month. Additional losses were recorded as the value of the British pound decreased sharply during the first week of December.

The intermediate to long-term trend following trading methodology of the Fund's sole trading advisor, Dean Witter Futures & Currency Management Inc. ("DWFCM"), was hurt by price volatility in energies and agricultural commodities during much of 1996. This factor coupled with sharp trend reversals in currencies and global bond futures in February and December when positions in these areas were significant, resulted in overall losses for the year despite a better than 20% increase during the three month period September-November. While such results are frustrating, we remain confident in DWFCM's time tested methodology and its ability to rebound as it has over previous long-term periods.

Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation at Two World Trade Center, 62nd Floor, New York, NY 10048 or your Dean Witter Account Executive.

I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.


    Sincerely,

    /s/ Mark J. Hawley
    Mark J. Hawley
    President
    Demeter Management Corporation
    General Partner

DEAN WITTER DIVERSIFIED FUTURES FUND
LIMITED PARTNERSHIP
INDEPENDENT AUDITORS' REPORT

The Limited Partners and the General Partner:

We have audited the accompanying statements of financial condition of Dean Witter Diversified Futures Fund Limited Partnership (the "Partnership") as of December 31, 1996 and 1995 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dean Witter Diversified Futures Fund Limited Partnership as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
February 17, 1997
New York, New York

DEAN WITTER DIVERSIFIED FUTURES FUND
LIMITED PARTNERSHIP
STATEMENTS OF FINANCIAL CONDITION

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                           $            $
                                   ASSETS
Equity in Commodity futures trading
 accounts:
 Cash                                                 166,737,088  186,577,817
 Net unrealized gain (loss) on open contracts             (10,164)   7,961,783
                                                      -----------  -----------
 Total Trading Equity                                 166,726,924  194,539,600
Interest receivable (DWR)                                 574,678      694,646
Due from DWR                                                  --       257,457
                                                      -----------  -----------
 Total Assets                                         167,301,602  195,491,703
                                                      ===========  ===========
                      LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
 Redemptions payable                                    2,811,995       76,096
 Accrued management fee (DWFCM)                           455,428      464,750
 Accrued brokerage commissions (DWR)                      208,243      628,375
 Administrative expenses payable                          106,568       97,122
 Accrued transaction fees and costs                        32,213       61,596
                                                      -----------  -----------
 Total Liabilities                                      3,614,447    1,327,939
                                                      -----------  -----------
PARTNERS' CAPITAL
 Limited Partners (177,301.806 and 205,070.252 Units,
   respectively)                                      161,609,600  192,029,423
 General Partner (2,279.285 Units)                      2,077,555    2,134,341
                                                      -----------  -----------
 Total Partners' Capital                              163,687,155  194,163,764
                                                      -----------  -----------
 Total Liabilities and Partners' Capital              167,301,602  195,491,703
                                                      ===========  ===========
NET ASSET VALUE PER UNIT                                   911.49       936.41
                                                      ===========  ===========


   The accompanying notes are an integral part of these financial statements.

DEAN WITTER DIVERSIFIED FUTURES FUND
LIMITED PARTNERSHIP
STATEMENTS OF OPERATIONS

                                              FOR THE YEARS
                                                  ENDED
                                               DECEMBER 31,
                                      --------------------------------
                                         1996        1995       1994
                                      ----------  -----------  -------
                                          $            $          $
REVENUES
Trading Profit (Loss):
 Realized                             13,509,897  (15,339,073) 630,326
 Net change in unrealized             (7,971,947)   7,527,594   71,205
                                      ----------  -----------  -------
  Total Trading Results                5,537,950   (7,811,479) 701,531
Interest income (DWR)                  6,793,921    2,925,130  147,977
                                      ----------  -----------  -------
  Total Revenues                      12,331,871   (4,886,349) 849,508
                                      ----------  -----------  -------
EXPENSES
Brokerage commissions (DWR)           12,600,962    5,729,359  354,845
Management fee (DWFCM)                 5,141,736    2,001,158  124,451
Transaction fees and costs             1,010,645      438,155   32,689
Administrative expenses                  113,952       71,000   24,000
Incentive fees (DWFCM)                       --        27,485      --
                                      ----------  -----------  -------
  Total Expenses                      18,867,295    8,267,157  535,985
                                      ----------  -----------  -------
NET INCOME (LOSS)                     (6,535,424) (13,153,506) 313,523
                                      ==========  ===========  =======
NET INCOME (LOSS) ALLOCATION:
Limited Partners                      (6,478,638) (13,010,052) 307,974
General Partner                          (56,786)    (143,454)   5,549
NET INCOME (LOSS) PER UNIT (NOTE 1):
Limited Partners                          (24.92)      (44.80)   69.98
General Partner                           (24.92)      (44.80)   69.98

STATEMENT OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                              UNITS OF
                             PARTNERSHIP    LIMITED     GENERAL
                              INTEREST     PARTNERS     PARTNER      TOTAL
                             -----------  -----------  ---------  -----------
                              (NOTE 1)         $           $           $
Partners' Capital, December
31, 1993                       5,113.661    4,587,461     72,246    4,659,707
Net Income                           --       307,974      5,549      313,523
Redemptions                   (2,143.893)  (2,059,268)       --    (2,059,268)
                             -----------  -----------  ---------  -----------
Partners' Capital, December
31, 1994                       2,969.768    2,836,167     77,795    2,913,962
Offering of Units            205,135.863  202,935,863  2,200,000  205,135,863
Net Loss                             --   (13,010,052)  (143,454) (13,153,506)
Redemptions                     (756.094)    (732,555)       --      (732,555)
                             -----------  -----------  ---------  -----------
Partners' Capital, December
31, 1995                     207,349.537  192,029,423  2,134,341  194,163,764
Net Loss                             --    (6,478,638)   (56,786)  (6,535,424)
Redemptions                  (27,768.446) (23,941,185)       --   (23,941,185)
                             -----------  -----------  ---------  -----------
Partners' Capital,
December 31, 1996            179,581.091  161,609,600  2,077,555  163,687,155
                             ===========  ===========  =========  ===========

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER DIVERSIFIED FUTURES FUND
LIMITED PARTNERSHIP
STATEMENTS OF CASH FLOWS

                                               FOR THE YEARS
                                                   ENDED
                                                DECEMBER 31,
                                     ------------------------------------
                                        1996         1995         1994
                                     -----------  -----------  ----------
                                          $            $           $
CASH FLOWS FROM
  OPERATING ACTIVITIES
Net income (loss)                     (6,535,424) (13,153,506)    313,523
Noncash item included in net income
  (loss):
 Net change in unrealized              7,971,947   (7,527,594)    (71,205)
(Increase) decrease in operating
  assets:
 Interest receivable (DWR)               119,968     (678,200)     (7,088)
 Due from DWR                            257,457     (255,471)     (1,986)
Increase (decrease) in operating
  liabilities:
 Accrued management fee (DWFCM)           (9,322)     457,447      (4,569)
 Accrued brokerage commissions (DWR)    (420,132)     620,611      (5,264)
 Administrative expenses payable           9,446       52,694     (16,915)
 Accrued transaction fees and costs      (29,383)      61,066        (415)
 Accrued incentive fee (DWFCM)               --           --      (15,552)
                                     -----------  -----------  ----------
Net cash provided by (used for)
  operating activities                 1,364,557  (20,422,953)    190,529
                                     -----------  -----------  ----------
CASH FLOWS FROM
  FINANCING ACTIVITIES
Offering of units                            --   205,135,863         --
Increase (decrease) in redemptions
  payable                              2,735,899       76,096     (61,492)
Redemptions of units                 (23,941,185)    (732,555) (2,059,268)
                                     -----------  -----------  ----------
Net cash provided by (used for)
  financing activities               (21,205,286) 204,479,404  (2,120,760)
                                     -----------  -----------  ----------
Net increase (decrease) in cash      (19,840,729) 184,056,451  (1,930,231)
Balance at beginning of period       186,577,817    2,521,366   4,451,597
                                     -----------  -----------  ----------
Balance at end of period             166,737,088  186,577,817   2,521,366
                                     ===========  ===========  ==========


   The accompanying notes are an integral part of these financial statements.

DEAN WITTER DIVERSIFIED FUTURES FUND
LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Dean Witter Diversified Futures Fund Limited Partnership (the "Partnership") was organized to engage in the speculative trading of commodity futures and futures related contracts, including forward contracts on foreign currencies. The general partner is Demeter Management Corporation ("Demeter"). The commodity broker is Dean Witter Reynolds Inc. ("DWR"). The Trading Manager is Dean Witter Futures & Currency Management Inc. ("DWFCM"). DWR, DWFCM and Demeter are wholly-owned subsidiaries of Dean Witter, Discover & Co. ("DWD").

Demeter is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

REVENUE RECOGNITION--Commodity futures contracts and other commodity interests are open commitments until settlement date. They are valued at market and the resulting unrealized gains and losses are reflected in income. Monthly, DWR pays the Partnership interest income based upon 80% of the average daily Net Assets, as defined, at a prevailing rate for U.S. Treasury bills.

NET INCOME (LOSS) PER UNIT--Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

EQUITY IN COMMODITY FUTURES TRADING ACCOUNTS--The Partnership's asset "Equity in Commodity futures trading accounts" consists of cash on deposit at DWR to be used as margin for trading and the net asset or liability related to unrealized gains or losses on open contracts. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount because the Partnership has a master netting agreement with DWR.

BROKERAGE COMMISSIONS AND RELATED TRANSACTION FEES AND COSTS--Brokerage commissions are accrued at 80% of DWR's published non-member rates on a half-turn basis. Transaction fees and costs are accrued on a half-turn basis.

DEAN WITTER DIVERSIFIED FUTURES FUND
LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Through August 31, 1995, brokerage commissions were capped at 1% per month of the adjusted Net Assets allocated to each trading program employed by the Trading Manager. From September 1, 1995 through August 31, 1996, the cap was changed to 3/4 of 1% of the Partnership's Net Assets as of the first day of each month.

Effective September 1, 1996, brokerage commissions and transaction fees chargeable to the Partnership have been capped at a combined amount of 13/20 of 1% per month of the Partnership's month-end Net Assets (as defined in the Limited Partnership Agreement).

OPERATING EXPENSES--The Partnership bears all expenses related to its trading activities. Effective September 1, 1995, such fees were capped at a maximum of 1/4 of 1% annually of the Partnership's average monthly Net Assets as of the first day of each month. These include legal, auditing, accounting, mailing, printing, filing fees and other expenses as permitted by the Limited Partnership Agreement. In addition, the Partnership incurs a monthly management fee and may incur incentive fees. Demeter bears all other operating expenses.

OFFERING OF UNITS--The General Partnership registered additional Units of Limited Partnership interest with the Securities and Exchange Commission for a public offering held in August 1995. Units were offered at $1,000 per Unit. At the close of business on August 31, 1995 the Partnership issued to each existing Partner additional Units in such amounts as necessary so that the Net Asset Value of all outstanding Units on September 1, 1995 was equal to $1,000 per Unit. Per Unit amounts and Units of Partnership interest for the periods prior to August 31, 1995 have been restated to reflect this issuance.

ORGANIZATIONAL AND OFFERING EXPENSES--The Partnership is not liable for any organizational and offering expenses in connection with the issuance and distribution of Units. DWR agreed to pay the organizational expenses of the Partnership and the expenses of offering the Units to the public.

INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership's revenues and expenses as reported for income tax purposes.

DISTRIBUTIONS--Distributions, other than on redemptions of Units, are made on a pro-rata basis at

DEAN WITTER DIVERSIFIED FUTURES FUND
LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS--(CONTINUED) the sole discretion of Demeter. No distributions have been made to date.

REDEMPTIONS--Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day that is six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units may be redeemed as of the end of any month upon five business days advance notice by redemption form to Demeter. However, any Units redeemed at the end of the sixth month or at or prior to the end of the ninth month following the closing at which such person first becomes a limited partner, may be assessed a redemption charge equal to 2% or 1% respectively, of the Net Asset Value per Unit on the date of such redemption.

DISSOLUTION OF THE PARTNERSHIP--The Partnership will terminate on December 31, 2025 or at an earlier date if certain conditions set forth in its Limited Partnership Agreement occur.

2. RELATED PARTY TRANSACTIONS

The Partnership pays brokerage commissions to DWR on trades executed on its behalf as described in Note 1. The Partnership's cash is on deposit with DWR in commodity trading accounts to meet margin requirements as needed. DWR pays interest on these funds as described in Note 1.

Demeter, on behalf of the Partnership, has entered into a Management Agreement with DWFCM to make all trading decisions for the Partnership.

Compensation to DWFCM by the Partnership consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE--A flat rate of 1/4 of 1% of the Partnership's adjusted average daily Net Assets as of the first day of each month.

INCENTIVE FEE--The Partnership will pay a quarterly incentive fee equal to 15% of the "Trading Profits," as defined in the Management Agreement, earned by the Partnership as of the end of each calendar quarter. Such incentive fee is accrued in each month in which "Trading Profits" occur. In those months in which "Trading Profits" are negative, previous accruals, if any, during each fiscal quarter will be reduced.

3. FINANCIAL INSTRUMENTS

The Partnership trades futures and forward contracts in interest rates, stock indices, commodities, currencies, petroleum, and precious metals. Futures

DEAN WITTER DIVERSIFIED FUTURES FUND
LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS--(CONTINUED) and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At December 31, 1996 and 1995, open contracts were:

                                                CONTRACT OR NOTIONAL AMOUNT
                                                ---------------------------
                                                    1996          1995
                                                ------------- -------------
                                                      $             $
EXCHANGE-TRADED CONTRACTS
Financial Futures:
 Commitments to Purchase                                  --    795,389,000
 Commitments to Sell                                      --            --
Commodity Futures:
 Commitments to Purchase                           28,117,000   373,366,000
 Commitments to Sell                               84,112,000    56,340,000
Foreign Futures:
 Commitments to Purchase                           86,391,000   565,963,000
 Commitments to Sell                              163,838,000    44,156,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS
 Commitments to Purchase                          442,642,000   623,225,000
 Commitments to Sell                              573,157,000   696,127,000

A portion of the amounts indicated as off-balance-sheet risk in forward currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

The unrealized gains and losses on open contracts are reported as a component of "Equity in Commodity futures trading accounts" on the Statements of Financial Condition and totaled $(10,164) and $7,961,783 at December 31, 1996 and 1995, respectively.

Of the $(10,164) net unrealized loss on open contracts at December 31, 1996, $3,667,477 related to exchange-traded futures contracts and $(3,677,641) related to off-exchange-traded forward currency contracts. Of the $7,961,783 net unrealized gain on open contracts at December 31, 1995, $14,845,404 related to exchange-traded futures contracts and $(6,883,621) related to off-exchange-traded forward currency contracts.

Exchange-traded futures contracts held by the Partnership at December 31, 1996 and 1995 mature through June 1997 and September 1996, respectively. Off-exchange-traded forward currency contracts held by the Partnership at December 31, 1996 and 1995 mature through February 1997 and February 1996, respectively. The contract amounts in the above table

DEAN WITTER DIVERSIFIED FUTURES FUND
LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS--(CONTINUED) represent the Partnership's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnership's Statements of Financial Condition.

The Partnership also has credit risk because DWR acts as the futures commission merchant or the sole counterparty, with respect to most of the Partnership's assets. Exchange-traded futures contracts are marked to market on a daily basis, with variations in value settled on a daily basis. DWR, as the futures commission merchant for all of the Partnership's exchange-traded futures contracts, is required pursuant to regulations of the Commodity Futures Trading Commission to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures contracts including an amount equal to the net unrealized gain on all open futures contracts, which funds totaled $170,404,565 and $201,423,221 at December 31, 1996 and 1995, respectively. With respect to the Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of DWR, the counterparty on all of such contracts, to perform.

For the years ended December 31, 1996 and 1995, the average fair value of financial instruments held for trading purposes was as follows:

                                                         1996
                                                -----------------------
                                                  ASSETS    LIABILITIES
                                                ----------- -----------
                                                     $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures                              198,372,000 116,558,000
 Commodity Futures                               92,560,000  69,758,000
 Foreign Futures                                282,199,000 109,444,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS  489,931,000 540,039,000
                                                         1995
                                                -----------------------
                                                  ASSETS    LIABILITIES
                                                ----------- -----------
                                                     $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures                              161,543,000   2,296,000
 Commodity Futures                              104,873,000  19,103,000
 Foreign Futures                                174,660,000  55,356,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS  208,852,000 211,252,000

DEAN WITTER DIVERSIFIED FUTURES FUND
LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

5. LEGAL MATTERS

On September 6, 10, and 20, 1996, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, DWFCM, DWD (all such parties referred to hereafter as the "Dean Witter Parties"), the Partnership, certain other limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. Similar purported class actions were also filed on
September 18, and 20, 1996, in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools, including the Partnership, sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they and the Partnership have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties or the Partnership.

DEAN WITTER REYNOLDS INC.                               FIRST-CLASS MAIL
Two World Trade Center                                  ZIP + 4 PRESORT
62nd Floor                                              U.S. POSTAGE PAID
New York, NY 10048                                      BROOKLYN, NY
                                                        PERMIT NO. 148